Exhibit 99.2

AstraZeneca PLC RULES OF THE ASTRAZENECA GLOBAL RESTRICTED STOCK PLAN

Adopted by the remuneration committee of the board of directors on 1 March 2010

RULES OF THE  ASTRAZENECA
GLOBAL RESTRICTED STOCK PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which have capital letters have the meanings set out in the appendix to the Rules.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them.  Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.  Reference in the Rules to any statutory provisions is to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	HOW THE PLAN WILL OPERATE

2.1	The Remuneration Committee

The Remuneration Committee will, from time to time, set the policies for the Company's operation and administration of the Plan within the terms of the Rules.  The policies may include the determination of:

(a)	the Eligible Employees who may be granted Awards;

(b)	the maximum annual Market Value of Shares which may be put under an Eligible Employee's Award; and

(c)	the Restricted Period which will apply to an Award and whether there will be a different Restricted Period in relation to different proportions of the Award.

2.2	Eligible Employees

An Eligible Employee may be recommended from time to time for the grant of an Award.  The grant of an Award to an Eligible Employee on a particular basis does not create the right or expectation of the grant of an Award on the same basis, or at all, in the future. An Award is not pensionable.

2.3	How an Award may be granted

The Grantor will grant the Award so that it constitutes a binding contract between the Participant and the Grantor.  If the Award is granted by deed, a single deed of grant may be executed in favour of any number of Participants.  There will be no payment for the grant of an Award.  For the avoidance of doubt the grant of an Award is a conditional right to acquire the Shares the subject of the Award, in accordance with the Rules.

2.4	When an Award may be granted

An Award may be granted at any time that the Remuneration Committee believes is appropriate, other than during a Close Period of the Company.

2.5	Vesting conditions

The vesting of an Award may be subject to such terms and conditions as the Remuneration Committee considers appropriate.  Any such additional terms and conditions to which an Award is subject will be specified at the Date of Grant.

2.6	Awards personal to Participants

An Award may not, nor may any rights in respect of it, be sold, transferred, assigned, charged or otherwise encumbered or disposed of to any person.  A Participant's Award(s) may be transmitted to the Participant's personal representative(s) on the Participant's death, following receipt by the Company of written confirmation (to the satisfaction of the Company) that the personal representative(s) are legally authorised to deal with the deceased Participant's affairs.

2.7	Disclaimer of Award

A Participant may disclaim an Award, in whole or in part, in writing to the Secretary of the Company within thirty (30) days after the Date of Grant.  No consideration will be paid for the disclaimer of an Award.  To the extent that an Award is disclaimed it will be taken never to have been granted.

2.8	UK Social security contributions

The Company may require an Eligible Employee to enter into an agreement under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (as amended by the National Insurance Contributions and Statutory Payments Act 2004) or to make an election under paragraph 3B of Schedule 1 to that Act in relation to any secondary class 1 National Insurance contributions arising on the vesting of an Award.

3.	SHARES WHICH CAN BE USED UNDER THE PLAN AND INDIVIDUAL LIMIT

3.1	Shares which can be used under the Plan

Awards granted under the Plan can only be satisfied by Shares purchased in the market and not by Shares issued or transferred from treasury by the Company for this purpose.

3.2	The individual limit

Unless the Remuneration Committee decides otherwise, the maximum Market Value (determined at the Date of Grant) of Shares which may be put under Award in respect of any Eligible Employee in any financial year of the Company will not, when aggregated with the market value of the Shares under any other award or option granted to the Eligible Employee within the preceding twelve months under any other employees' share scheme in respect of Shares (such market value to be determined as at the date of grant of that award/option under the relevant employees' share scheme), exceed 500% of the Eligible Employee's basic salary.

4.	RIGHTS IN RELATION TO SHARES UNDER AWARDS

A Participant has no voting, dividend or other rights attaching to the Shares under an Award made to the Participant, before the Award vests.  The Trustee will not vote in respect of any Shares held by the Trustee under an Award at any general meeting of the Company but may otherwise, at its discretion, be entitled to vote or abstain from voting in respect of them.

5.	VESTING OF AWARDS

5.1	Normal vesting

Subject to Rules 5.2, 5.3 and 7 and any additional terms and conditions which apply to the Award, an Award will vest in whole or in part at the end of the Restricted Period(s) specified when the Award was granted.  For the avoidance of doubt, a Participant shall have no rights in respect of Shares the subject of an Award until the end of the Restricted Period in relation to them.

5.2	Early vesting on cessation of Employment

If a Participant ceases to be in Employment before the end of the Restricted Period(s) in respect of an Award:

(a)
as a Good Leaver, his Award(s) will vest on the date the Employment ceases, pro-rated to take into account the period elapsed between the Date of Grant and the date of cessation of Employment relative to the Restricted Period, unless the Remuneration Committee decides not to pro-rate or to pro-rate on some other basis; and

(b)
other than as a Good Leaver, the Award will lapse on the date of cessation, unless the Remuneration Committee, in its absolute discretion, decides otherwise, in which case the Remuneration Committee has discretion to decide when and to what extent the Award may vest.

5.3	Payment on account of dividends

To the extent that an Award has vested, the Participant may, at the discretion of the Remuneration Committee, receive an amount equal to the total dividends paid or payable in respect of the Shares in relation to which the Award has vested, by reference to dividend record dates from the Date of Grant until the Award has vested.  If such payment, which may be made in cash or Shares, is made, it will be made net of any income tax or social security contributions due in respect of it.  The latest date by which any amount shall be paid under Rule 5.3 is March 15th after the calendar year in which the Award has vested.

5.4	Vesting in a prohibited period

If vesting of an Award would be prohibited under the Financial Services Authority Model Code on transactions in securities, the day on which the Award vests will be the first Dealing Day on which such prohibition ceases to apply or, if later, the first day on which the participant is able to trade in the Shares after such prohibition ceases.

5.5	Paying out an Award in cash

When an Award has vested on account of the death of a Participant, the Remuneration Committee will have the discretion to pay the value of the Shares the subject of the Award in cash, if it is more practicable to do so.

6.	LAPSE OF AWARDS

6.1	Lapsing of Awards

An Award will lapse and cease to be capable of (further) vesting on the earliest of:

(a)
the Participant ceasing to be in Employment except as specified in Rule 5.2(a) or to the extent that the Remuneration Committee may have exercised its discretion under Rule 5.2(b), so that the Award (or part of it) does not lapse;

(b)
the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

(c)	the Participant attempting to breach Rule 2.6.

6.2	Female Participants on maternity leave

For the purposes of this Rule 6, a female Participant on maternity leave will not cease to be in Employment until the earlier of the date on which she notifies her employer of her intention not to return to work or the date on which she ceases to have statutory or contractual rights to return to work.

7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING UP OF THE COMPANY

7.1	Circumstances in which this Rule applies

Subject to Rule 10, this Rule applies where:

(a)
an offeror (either alone or with any party acting in concert with the offeror) obtains Control of the Company as a result of making an offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror); or

(b)	the Court sanctions a compromise or arrangement affecting the Shares under section 425 of the Companies Act 1985; or

(c)	a resolution is passed for the voluntary winding up of the Company.

7.2	Date of vesting

An Award will vest, subject to Rule 6, to the extent determined by the Remuneration Committee under Rule 7.3 on the date on which the relevant event described in rule 7.1 occurs.

7.3	The extent of vesting of an Award

Where Rule 7.1 applies or is likely to apply an Award will vest, pro-rata to the time elapsed between the Date of Grant of the Award and the date on which the relevant event described in Rule 7.1 occurs.  The Remuneration Committee will, however, and if it believes that exceptional circumstances warrant this, have discretion to take into account any other factors it believes to be relevant in determining the extent to which an Award will vest in the circumstances.  The Remuneration Committee will confirm as soon as practicable the extent to which an Award will vest and this confirmation may be before, but conditional on, the relevant event in Rule 7.1 occurring.

8.	CONSEQUENCES OF VESTING OF AN AWARD

As soon as practicable and permissible following the vesting of an Award, the Shares subject to it in respect of which it has vested will, subject to Rule 12, be transferred to the Participant.

9.	ADJUSTMENT OF AWARDS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company the number and/or the nominal value of the Shares over which an Award is granted will be adjusted in the manner the Remuneration Committee determines.

9.2	Notifying Participants of adjustments

The Grantor will take the steps it considers necessary to notify Participants of any adjustment under Rule 9 and may call in, cancel, endorse, issue or re-issue any award certificate as a result of that adjustment.

10.	EXCHANGE OF AWARDS

10.1	Circumstances in which Awards are exchanged

This Rule applies when:

(a)	a company (the Acquiring Company) has obtained Control of the Company;

(b)	the shareholders of the Acquiring Company immediately after it has obtained Control of the Company are substantially the same as the shareholders of the Company immediately before that event; and

(c)	the Acquiring Company consents to the exchange of Awards under this Rule.

10.2	The Exchange

When this Rule 10 applies Participants' Awards (Old Awards) will not vest but will be exchanged for awards (New Awards) in respect of shares in the Acquiring Company.  A New Award will be equivalent to the Old Award for which it is exchanged before the change of Control so that:

(a)	it is governed by the Rules in effect immediately before the release of the Old Award; and

(b)
the total Market Value of the Shares the subject of the Old Award immediately before the exchange is equal to the total Market Value immediately after the exchange of the shares the subject of the New Award.

The provisions of the Plan will, for this purpose, be construed as if the New Award was granted under the Plan at the same time as the Old Award.

10.3	The New Awards

References to Shares will, in relation to the New Award, be taken as references to shares of the Acquiring Company.  References to the Company will be taken to be references to the

Acquiring Company, where appropriate.  The New Awards will not vest or lapse if Rule 7 applies in respect of the change of Control which lead to the grant of the New Awards.

11.	RANKING OF SHARES

Shares transferred to a Participant under the Plan will rank equally in all respects with Shares of the same class, except that they will not rank for any right attaching to them by reference to a record date preceding the date of their acquisition by or transfer to the Participant.

12.	WITHHOLDING FOR TAX

The Grantor or any person which is a Participant's employer may withhold any amount and make any arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the benefits delivered under the Plan (the Tax Liability).  These arrangements may include the sale on behalf of the Participant of any Shares acquired by a Participant under the Plan or the transfer to the Participant, following the vesting of his Award, of only that whole number of Shares whose market value is not more than the value that would be received by the Participant following the vesting of his Award net of the Tax Liability.

13.	ADMINISTRATION

13.1	Notices

Any notice or other communication in connection with the Plan (including award certificates) can be given by electronic mail or by personal delivery, by facsimile, by first-class post or airmail, (in the case of a company, to its registered office and in the case of an individual to the individual's last known address) or by any other means which a Participating Company and its employees use to communicate with each other.

13.2	When notice is given

Any notice under the Plan will be given:

(a)	if delivered personally, at the time of delivery;

(b)	if posted, at 10.00 a.m. on the third business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer, at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched, as appropriate.

13.3	Documents sent to shareholders

Participants may, upon request, receive copies of any notice or document sent by the Company to the holders of Shares.

13.4	Records in respect of Award(s)

The Company's records will be the correct and current statement of the extent or status of a Participant's outstanding Award(s) under the Plan, if there is any doubt.

13.5	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company.  However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary's officers or employees.  The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

13.6	Fractional entitlements

If any provision in the Rules would result in a fractional entitlement to a Share, this will be rounded (up or down, at the discretion of the Remuneration Committee) to the nearest whole Share.

14.	AMENDING THE PLAN

14.1	The Company has discretion to amend the Rules

Subject to the remainder of this Rule 14, the Company (acting through the Board or the Remuneration Committee) can amend the Rules at any time.

14.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control taxation or employment laws, which may apply to a Participant, the Company, any Participating Company or Associated Company.  Any additional sections must conform to the basic principles of the Plan and must not exceed the limits set out in the Rules.

14.3	No abrogation of existing rights

No amendment will be made under Rule 14.1 which would adversely and materially affect the existing rights of a Participant unless it is made with the Participant's written consent or with the written consent of a majority of the Participants affected by the amendment.  For these purposes, majority may, at the discretion of the Remuneration Committee, mean the majority by number of Participants or by number of Shares under Awards held by Participants affected by the amendment.

15.	GENERAL

15.1	Administration of the Plan

The Plan will be administered by:

(a) the Remuneration Committee; or

(b) any sub-committee appointed by the Remuneration Committee.

The Remuneration Committee, or any sub-committee appointed by the Remuneration Committee, has full authority, consistent with these Rules to administer the Plan, including in respect of any sub-committee, the authority to exercise any discretion under the Rules, provided that this authority has been specified by the Remuneration Committee and the authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate.  However, the decision of the Remuneration Committee on any matter concerning the Plan will be final and binding on all parties, notwithstanding any delegation of authority to a sub-committee.

15.2	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Company decides.  Termination of the Plan will not affect the subsisting rights of Participants.

15.3	The Plan and funding the purchase of Shares

The Company or any other member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or may enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

15.4	Rights of Participants and Eligible Employees

Participation in the Plan is not pensionable and does not form part of any Participant's employment contract.  Nothing in the Plan nor in any document executed under it will give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan.  The rights and obligations of any individual under the terms of the individual's office or Employment with any member of the Group will not be affected by the individual's participation in the Plan nor any right which the individual may have to participate under it.  A Participant holding an Award will not have any rights of a shareholder of the Company with respect to that Award or the Shares subject to it, until such time as the Award vests.

15.5	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages under the Plan in consequence of the termination of the Participant's office or Employment with a member of the Group for any reason.  Nothing in the Plan or in any document executed under it will give any person any right to continue in Employment or will affect the right of any member of the Group to terminate the Employment of any person without liability at any time with or without cause, or will impose on any member of the Group, the Grantor or the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant's benefits or rights under the Plan, the failure or refusal of any person to exercise a discretion under the Plan, and/or a Participant ceasing to be a person who has the status or relationship of an employee or director of any member of the Group for any reason as a result of the termination of the Participant's Employment.

15.6	The benefit of Rules 15.4 and 15.5

The benefit of Rules 15.4 and 15.5 is given for the Company, for itself and as trustee and agent of all its Subsidiaries and Associated Companies.  The Company will hold the benefit of those Rules on trust and as agent for each of them and may assign the benefit of this Rule 15.6 to any of them.

15.7	Articles of Association

Any Shares acquired under the Plan will be subject to the articles of association of the Company as amended from time to time.

15.8	Claims for relief under the Taxation of Chargeable Gains Act 1992

If Shares are transferred to a Participant under an Award, the Participant will, if required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by the person making that transfer.

15.9	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

15.10	Third party rights

Unless expressly provide in the Plan, nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee and no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan.  This does not affect any other right or remedy of a third party which may exist.

16.	DATA PROTECTION

By participating in the Plan, the Participant consents to the collection, processing, transmission (including to countries or territories outside the European Economic Area) and storage in any form whatsoever by the Company of any data of a professional or personal nature which is necessary for operating and administering the Plan.  This may include providing information to trustees of an employee benefit trust, or to registrars, or brokers, or third party administrators of the Plan, or to future purchasers of the company or the business in which the Participant works.

17.	GOVERNING LAW

These Rules will be governed by and construed in accordance with the law of England.  All Participants, the Company and any other Participating Company or Associated Company will submit to the jurisdiction of the English courts in relation to anything arising under the Plan.  The Remuneration Committee may determine that another law will apply to the operation of the Plan outside the United Kingdom.

APPENDIX 1

DEFINITIONS

ADS means an American Depository Share representing one Share;

Associated Company means in relation to the Company:

(a)	any company which has Control of the Company; and

(b)	any company (other than a Participating Company) which is under the Control of any company referred to in (a) above; or

(c)	any body corporate which is under the control (but not necessarily the Control) of the Company;

Award means a contingent right to acquire Shares granted or proposed to be granted under Rule 2;

Board means the board of directors of the Company or a duly authorised committee of it, which may include the Remuneration Committee;

Close Period means a period when the members of the Board are prohibited from dealing in Shares under the Criminal Justice Act 1993, the Financial Services Authority model code on transactions in securities, or under any other statute, regulation or similar code to which the Company is subject;

Company means AstraZeneca PLC (registered number 2723534) which, for the purposes of the Rules, may act through the Board;

Control means the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

Date of Grant means with respect to an Award, the date on which the Grantor grants it;

Dealing Day means a day on which the London Stock Exchange plc is open for the transaction of business;

Eligible Employee means any person, other than a director of the Company, who at a Date of Grant is an employee of a Participating Company;

Employees' Share Scheme means a scheme established by the Company for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of:

(a)	the bona fide employees or former employees of the Company, the Company's Subsidiary or holding company or a Subsidiary of the Company's holding company; or

(b)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

Employment means employment as an employee of a Participating Company or an Associated Company;

Good Leaver means a Participant who ceases to be in Employment as a result of death, ill-health, redundancy (provided that, in the case of ill-health or redundancy, the Participant's employing company does not dispute that these are the reasons for the cessation), retirement with the agreement of his employing company, his employing company ceasing to be a member of the Group or the business in which he is employed being transferred out of the Group;

Grantor means in relation to an Award, the person who granted that Award which may be the Company, the Trustee or any other person;

Group means the Company, its Subsidiaries and any Associated Company;

Market Value means, in relation to a Share on any day, an amount equal to the average of the middle market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange plc) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as the Remuneration Committee may decide) or, in the case of an ADS, by reference to the average of the equivalent prices of an ADS as derived from the New York Stock Exchange on trading days as close as possible to those Dealing Days;

Participant means any Eligible Employee to whom an Award has been granted, or (where the context requires) that Eligible Employee's personal representatives;

Participating Company means:

(a)	the Company; and

(b)
any Subsidiary of the Company or any body corporate which is under the control (but not necessarily the Control) of the Company which in either case is designated by the Board as a Participating Company;

Plan means the AstraZeneca Global Restricted Stock Plan constituted by the Rules;

Plan Period means the period starting on 1 March 2010 and ending on 1 March 2020;

Remuneration Committee means the duly authorised remuneration committee of the Board;

Restricted Period means, in relation to an Award, such period (or different periods of time for different parts of the Award) as the Remuneration Committee may specify when an Award is granted, during which the Participant has no rights in respect of the Shares the subject of the Award;

Rules means these rules as amended from time to time;

Share means a fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;

Subsidiary means a company is a subsidiary of another company if:

(a)           that other company:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it and controls the composition of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(b)	the first mentioned company is a subsidiary of any company which is that other's subsidiary;

Trustee means the trustee for the time being of an employee benefit trust established by the Company as an Employees' Share Scheme; and

Variation means in relation to the equity share capital of the Company a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or a reduction, or any other variation which the Remuneration Committee believes justifies an adjustment to Awards.

APPENDIX 2

SCHEDULE FOR PHANTOM AWARDS

This Appendix 2 constitutes the schedule to the Plan under which Awards may be granted to Participants over a notional number of Shares, giving those Participants the right to a payment in cash only, calculated in accordance with this Appendix 2, and subject to the terms and provisions of this Appendix 2.

1.	The Rules shall apply to the grant of Awards under this Appendix 2, except as specified in this Appendix 2.

2.            The following Rules shall be deleted:

2.1           Rule 2.8

2.2           Rule 3.1

2.3           Rule 5.4

2.4           Rule 5.5

2.5           Rule 11

2.6           Rule 15.3

2.7           Rule 15.7

2.8           Rule 15.8

and the Rules shall be renumbered accordingly.

3.             The last sentence of Rule 2.3 shall be deleted.

4.             Rule 4 shall be deleted and replaced by the following:

"For the avoidance of doubt, a Participant has no voting, dividend or other rights attaching to the Shares under an Award made to the Participant either before or after the Award vests."

5.             Rule 5.1 shall be deleted and replaced by the following:

"Subject to Rules 5.2, 5.3 and 7 and any additional terms and conditions which apply to the Award, an Award will vest in whole or in part at the end of the Restricted Period(s) specified when the Award was granted.  On the vesting of an Award, the participant will be entitled to a cash sum equal to the Market Value of the Shares the subject of the vested Award on the day of vesting (converted into the relevant payroll currency of the Participant at the relevant spot rate on the date of payment) and subject to Rule 11 (Withholding for Tax)."

6.             Rule 5.3 shall be deleted and replaced by the following:

"5.3           Payment on account of notional dividends

To the extent that an Award has vested, the Participant may, at the discretion of the Remuneration Committee, receive an amount equal to the total notional dividends paid or payable in respect of the Shares in relation to which the Award has vested, by reference to dividend record dates from the Date of Grant until the Award has vested.  If such payment, which will be made in cash only, is made, it will be made net of any income tax or social security contributions due in respect of it.  The latest date by which any amount shall be paid under Rule 5.3 is March 15th after the calendar year in which the Award has vested."

7.             Rule 8 shall be deleted and replaced by the following:

"As soon as practicable and permissible following the vesting of an Award, the Participant will receive the cash amount due, calculated to the extent the Award has vested, in accordance with Rule 5.1, and subject to Rule 11 (Withholding for Tax)."

8.             Rule 10.2 shall be deleted and replaced by the following:

"When this Rule 10 applies Participants' Awards (Old Awards) will not vest but will be exchanged for awards (New Awards) in respect of notional shares in the Acquiring Company.  A New Award will be equivalent to the Old Award for which it is exchanged before the change of Control so that:

(a)	it is governed by the Rules in effect immediately before the release of the Old Award; and

(b)
the total Market Value of the Shares the subject of the Old Award immediately before the exchange is equal to the total Market Value immediately after the exchange of the notional shares the subject of the New Award.

The provisions of the Plan will, for this purpose, be construed as if the New Award was granted under the Plan at the same time as the Old Award."

9.             Rule 10.3 shall be deleted and replaced by the following:

"References to Shares will, in relation to the New Award, be taken as references to notional shares of the Acquiring Company.  References to the Company will be taken to be references to the Acquiring Company, where appropriate.  The New Awards will not vest or lapse if Rule 7 applies in respect of the change of Control which lead to the grant of the New Awards."

10.           Rule 12 shall be deleted and replaced by the following:

"The Grantor or any person which is a Participant's employer may withhold any amount and make any arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the benefits delivered under the Plan, including the vesting of an Award."

11.           The words "until such time as the Award vests" at the end of Rule 15.4, shall be deleted.

12.           In Appendix 1 (Definitions) the following shall apply:

12.1           The definition of ADS shall be deleted and replaced by:

  "ADS means a notional American Depository Share representing one Share;"

12.2           The definition of Award shall be deleted and replaced by:

  "Award means a contingent right to acquire a cash sum by reference to the Shares the subject of the Award, as calculated under Rule 5.1;"

12.3            The definition of Market Value shall be deleted and replaced by:

"Market Value means, in relation to a Share on any day, an amount equal to the average of the notional middle market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange plc) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as the Remuneration Committee may decide) or, in the case of an ADS, by reference to the average of the equivalent notional prices of an ADS as derived from the New York Stock Exchange on trading days as close as possible to those Dealing Days;"

12.4             The definition of Share shall be deleted and replaced by:

"Share means a notional fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;"